EXHIBIT 10.5
RESTRICTED STOCK AGREEMENT
HEALTH FITNESS CORPORATION
2007 EQUITY INCENTIVE PLAN
     THIS AGREEMENT is made effective as of this ___ day of                     , 2007, by and between Health Fitness Corporation, a Minnesota corporation (the “Company”), and                                          (the “Participant”).
WITNESSETH:
     WHEREAS, the Participant currently serves as                                          of the Company or one of its Subsidiaries; and
     WHEREAS, the Company wishes to grant a restricted stock award to the Participant for shares of the Company’s Common Stock pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”); and
     WHEREAS, the grant of a restricted stock award to the Participant has been duly authorized as provided in the Plan;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Grant of Restricted Stock Award. The Company hereby grants to the Participant on the date set forth above a restricted stock award (the “Award”) for                                          (                                        ) shares of Common Stock on the terms and conditions set forth herein, which shares are subject to adjustment pursuant to Section 9 of the Plan. The Company shall cause to be issued one or more stock certificates representing such shares of Common Stock in the Participant’s name, and shall hold each such certificate until such time as the risk of forfeiture and other transfer restrictions set forth in this Agreement have lapsed with respect to the shares represented by the certificate. The Company may also place a legend on such certificates describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such certificates if the shares of Common Stock are forfeited as provided in Paragraph 2 below. Until such risks of forfeiture have lapsed or the shares subject to this Award have been forfeited pursuant to Paragraph 2 below, the Participant shall be entitled to vote the shares represented by such stock certificates and shall receive all distributions attributable to shares for which the risks of forfeiture have lapsed, but the Participant shall not have any other rights as a shareholder with respect to such shares.
     2. Vesting of Restricted Stock.

          a. Shares Earned by Participant. Subject to the vesting conditions of Paragraph 2(b) below, the Participant shall earn the right to receive all or a portion of the shares of Stock subject to this Award upon the achievement of certain Performance Objectives as set forth in the following schedule:

Percentage or Number of
Performance Objective(s)	Achievement	Shares Earned

Any shares of Stock that are not earned by the Participant according to the foregoing schedule shall be forever forfeited.
          b. Vesting of Shares Earned. All shares of Stock earned by the Participant pursuant to Paragraph 2(a) shall remain forfeitable until                                          (the “Vesting Date”). If the Participant’s employment with the Company (or a Subsidiary) terminates at any time prior to the Vesting Date for any reason other than termination due to the Participant’s disability or death, but including the Participant’s voluntary resignation, the Participant shall immediately forfeit all shares of Stock earned by the Participant. If the Participant’s employment with the Company (or a Subsidiary) terminates due to disability (as defined in Code Section 22(e)) or death, all shares of Stock earned by the Participant shall immediately vest. If, prior to the Vesting Date, the Participant no longer holds the office of                                         , the Participant shall immediately forfeit all shares of Stock earned by the Participant.
     3. General Provisions.
          a. Employment or Other Relationship. This Agreement shall not confer on Participant any right with respect to continued employment by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment. Except as otherwise provided in an employment agreement between the Participant and the Company, the Participant’s employment relationship with the Company and its Affiliates shall be employment-at-will, and nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.
          b. Mergers, Recapitalizations, Stock Splits, Etc. Pursuant and subject to Section 9 of the Plan, certain changes in the number or character of the shares of Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend, or otherwise) shall result in an adjustment, reduction, or enlargement, as appropriate, in the number of shares subject to this Award. Any additional shares that are credited pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.

          c. Shares Reserved. The Company shall at all times during the term of this Award reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.
          d. Withholding Taxes. To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to the Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the transfer of any certificates for the shares of Stock subject to this Award. Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to this Award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the lapsing of the risks of forfeiture on the shares of Stock subject to this Award. In no event may Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. Participant’s election to deliver shares for purposes of such withholding tax obligations shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law, shall be approved by the Administrator, and shall otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b 3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.
          e. 2007 Equity Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to the Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Award and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.
          f. Lockup Period Limitation. Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Participant hereby agrees that for a period not to exceed 180 days from the prospectus, Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Award or any of the underlying shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

          g. Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the vesting of this Award, provided that the Company gives Participant 15-days advance written notice of such acceleration, or (ii) to cancel all or any portion of this Award. Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.
          h. Accounting Compliance. Participant agrees that, if a merger, reorganization, liquidation or other “transaction” as defined in Section 9 of the Plan occurs, and Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.
          i. Stock Legend. The Administrator may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraphs 3(f) through 3(h) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraphs 3(f) through 3(h).
          j. Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of the Participant and any successor or successors of the Participant.
          k. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted only for the production of documents. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

HEALTH FITNESS CORPORATION
By:
Its:

Participant

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